Exhibit 23.2

THOMAS J. HARRIS

CERTIFIED PUBLIC ACCOUNTANT

3901 STONE WAY N., SUITE 202

SEATTLE, WA  98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

   I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my report dated August 26, 2013 on the financial statements of Overtech Corp. as of July 31, 2013 and from the period November 13, 2012 (inception) to July 31, 2013 to be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. I also consent to your use of my name as an expert in the appropriate sections of those filings.

Dated this 4th day of December, 2013.

Thomas J. Harris

Certified Public Accountant